Exhibit 99.14

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Aberdeen Funds

and

The Board of Directors and Shareholders of

Aberdeen Global Select Opportunities Fund Inc.:

We consent to the use of our report dated December 23, 2013, with respect to the financial statements of Aberdeen Global Equity Fund, as of October 31, 2013 and our report dated December 24, 2013, with respect to the financial statements of Aberdeen Global Select Opportunities Fund Inc. as of October 31, 2013, incorporated herein by reference, and to the references to our firm under the headings “Auditors,” “Financial Highlights,” and “Financial Statements” in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 2, 2014